                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("AGREEMENT") entered into this 20th day of January, 2006 between American Railcar Industries, Inc., a Missouri corporation ("PARENT"), and American Railcar Industries, Inc., a Delaware corporation ("SUBSIDIARY" and together with Parent, "CONSTITUENT CORPORATIONS").

                                    RECITALS:

      WHEREAS, the authorized capital stock of Parent consists of: (i) 12,000 shares of Common Stock, $.01 par value per share ("PARENT COMMON STOCK"), 1,195 shares of which are issued and outstanding as of the date hereof; (ii) 99,000 shares of Preferred Stock, par value $.01 per share ("PARENT OLD PREFERRED STOCK"), one share of which is issued and outstanding as of the date hereof;
(iii) 150,000 shares of Payment-In-Kind Preferred Stock, par value $.01 per share, none of which are issued and outstanding as of the date hereof; and (iv) 500,000 shares of New Preferred Stock, $.01 par value per share ("PARENT NEW PREFERRED STOCK"), 82,055 shares of which are issued and outstanding on the date hereof.

      WHEREAS, the authorized capital stock of Subsidiary consists of: (i) 50,000,000 shares of Common Stock, $.01 par value per share ("SUBSIDIARY COMMON STOCK"), 100 shares of which are issued and outstanding and held by Parent as of the date hereof; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued and outstanding on the date hereof ("SUBSIDIARY PREFERRED STOCK").

      WHEREAS, the parties deem it advisable and in the best interests of the Constituent Corporations and their stockholders that Parent be merged with and into Subsidiary (the "MERGER") in accordance with the provisions of the Missouri General and Business Corporation Law ("MGBCL") and the Delaware General Corporation Law ("DGCL") and desire to state herein the mode of carrying the same into effect and certain other details and provisions of the Merger;

      NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties agree as follows:

      1. Constituent Corporations and Merger. On the Effective Time, as defined in Section 3 below, Parent shall be merged with and into Subsidiary and Subsidiary shall be the surviving corporation (the "SURVIVING CORPORATION").

      2. Surviving Corporation.

            (a) The name by which the Surviving Corporation shall be known is:
American Railcar Industries, Inc.

            (b) The corporate purposes of the Surviving Corporation shall be the purposes set forth in the Certificate of Incorporation of Subsidiary.

                                                                     Exhibit 2.1

            (c) The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation, as supplemented by the Certificate of Designations adopted by the Board of Directors of the Subsidiary and attached hereto as Exhibit A (the "SURVIVING CORPORATION CERTIFICATE OF DESIGNATIONS").

            (d) The By-Laws of the Surviving Corporation shall be the By-Laws of the Subsidiary;

            (e) The officers and directors of the Surviving Corporation shall be those of the Subsidiary immediately prior to the Effective Time.

      3. Effective Time. Simultaneously with or immediately prior to the closing of an initial public offering of shares of Subsidiary Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or such earlier time as the Boards of Directors of the Parent and Subsidiary shall approve, (i) a Certificate of Ownership and Merger and/or an executed counterpart of this Agreement, together with the Surviving Corporation Certificate of Designations, shall be filed with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL; and (ii) Articles of Merger shall be filed with the Secretary of State of the State of Missouri pursuant to the applicable provisions of the MGBCL. The Merger shall become effective when the Certificate of Ownership and Merger and/or an executed counterpart of this Agreement and the Articles of Merger are filed in the Offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri, respectively (the "EFFECTIVE TIME").

      4. Effect of Merger. From and after the Effective Time, the effect of the Merger shall be as provided in Sections 351.447, 351.450 and 351.458 of the MGBCL and Sections 253 and 259 of the DGCL, including the following: (i) the separate corporate existence of Parent shall cease and all of its assets, property, rights and powers as well as all debts due it and all choses in action belonging to it shall be transferred to and vested in the Subsidiary as the Surviving Corporation without further act or deed; (ii) the Subsidiary as the Surviving Corporation shall continue in existence and retain all of its assets, property, leasehold interests, rights and powers as well as all debts due to it and all choses in action belonging to it without impairment; and further, the title to any real estate, or any interest therein, under the laws of the State of Missouri vested in the Subsidiary Corporation shall not revert or be in any way impaired by reason of the Merger; and further, the rights of creditors of Parent, lessors of property leased by Parent and parties contracting with Parent shall not in any manner be impaired by the Merger, and Subsidiary as the Surviving Corporation shall remain liable for all of its liabilities and obligations existing prior to the Effective Time and shall be deemed to have assumed the obligations of Parent existing prior to the Effective Time to the same extent as if Subsidiary had itself incurred such obligations; and further the aggregate amount of the net assets of the parties which was available for the payment of dividends immediately prior to the Merger shall continue to be available for the payment of dividends by the Surviving Corporation.

      5. Further Assurance. If at any time Parent shall consider or be advised that any acknowledgments or further assurances or assignments in law or other similar actions are

                                                                     Exhibit 2.1

necessary or desirable to acknowledge, confirm, vest or perfect in and to the Surviving Corporation any rights, title or interests of Parent, or otherwise to carry out the provisions hereof, Parent and its respective officers and directors shall and will execute and deliver any and all such acknowledgements, assurances or assignments in law, and do all things necessary or proper to acknowledge, confirm, vest or perfect such rights, title or interests in the Surviving Corporation, and to otherwise carry out the provisions of this Agreement.

      6. Statutory Agent. From and after the Effective Time, until thereafter changed as permitted by law, the Secretary of State of the State of Missouri shall serve as the statutory agent of the Surviving Corporation upon whom any process, notice or demand against either Parent or the Surviving Corporation may be served for any prior obligations for so long as any liability remains outstanding against Parent or the Surviving Corporation in the State of Missouri.

      7. Conversion of Shares.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Parent Common Stock issued and outstanding shall be converted into and be deemed to become 9,328.083 shares of Subsidiary Common Stock, provided that any fractional shares to be issued to each Stockholder of the Corporation pursuant to such conversion shall be rounded to the nearest whole number of shares and (ii) each share of Parent New Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary New Preferred Stock (as defined in the Surviving Corporation Certificate of Designations). At such time prior to the Effective Time as shall be determined by the Board of Directors of Parent, each share of Parent Old Preferred Stock issued and outstanding shall be redeemed pursuant to the terms thereof and the Articles of Incorporation of the Parent.

            (b) From and after the Effective Time, (i) each certificate theretofore representing shares of issued and outstanding Parent Common Stock shall, upon surrender to Subsidiary, entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary Common Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above, and (ii) each certificate theretofore representing shares of issued and outstanding Parent New Preferred Stock shall, upon surrender to Subsidiary, entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary New Preferred Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above.

            (c) Each share, if any, of capital stock held in Parent's treasury at the Effective Time shall automatically be canceled.

            (d) At the Effective Time, and pursuant to Section 351.447 of the MGBCL and Section 253 of the DGCL, all of the presently issued and outstanding shares of Subsidiary Common Stock shall cease to exist as the Parent Corporation holds 100% of such shares.

                                                                     Exhibit 2.1

      8. Dissenter's Rights. Any holder of record of shares of Parent's capital stock who shall, at or before the taking of the vote of Parent stockholders to adopt this Agreement and the Merger contemplated hereby, have filed with Subsidiary written objection thereto and not have voted for the Merger and who shall have, after the taking of such vote, properly demanded payment for such shares in accordance with Section 351.875 of the MGBCL, shall not thereafter have any rights as a stockholder except as provided in Section 351.900 et seq. of the MGBCL.

      9. Abandonment. This Agreement may be terminated and the Merger abandoned by the mutual consent of the Boards of Directors of Parent and Subsidiary at any time prior to the filing date with the Delaware Secretary of State and the Missouri Secretary of State, whether or not at the time of such termination and abandonment this Agreement has been adopted by the stockholders of Parent.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement of Merger effective as of the date first above written.

                                              AMERICAN RAILCAR INDUSTRIES, INC.,
                                              a Missouri Corporation

                                              By: /s/ James J. Unger
                                                  ------------------------------
                                              James J. Unger, President and
                                              Chief Executive Officer

ATTEST:

/s/ Michael Obertop
--------------------------------
Secretary

                                              AMERICAN RAILCAR INDUSTRIES, INC.,
                                              a Delaware Corporation

                                              By: /s/ James J. Unger
                                                  ------------------------------
                                              James J. Unger, President and
                                              Chief Executive Officer

ATTEST:

/s/ Michael Obertop
--------------------------------
Secretary

                                                                     Exhibit 2.1

                                    EXHIBIT A
                           CERTIFICATE OF DESIGNATIONS

                                       of

                               NEW PREFERRED STOCK

                                       of

                        AMERICAN RAILCAR INDUSTRIES, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                      -------------------------------------

      American Railcar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on January 20, 2006:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors, to be effective as of the effective time of the merger of American Railcar Industries, Inc., a Missouri Corporation (the "Missouri Predecessor Corporation"), with and into the Corporation (the "Merger"), hereby designates 82,055 shares of the Corporation's Preferred Stock, par value $.01 per share, as "New Preferred Stock" of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                              NEW PREFERRED STOCK:

1. Designation and Number of Shares. There shall be established a Series of the New Preferred Stock designated as "New Preferred Stock" (such Series being hereinafter referred to as the "New Preferred Stock"). Of the 1,000,000 shares of Preferred Stock authorized under the Certificate of Incorporation, 82,055 are hereby designated as New Preferred Stock, $,.01 par value.

2. Dividends.

      a. The Preferred Stock, which hereby is designated as New Preferred Stock, is to be issued pursuant to the Merger for issued and outstanding shares of new preferred stock, $.01 par value, of the Missouri Predecessor Corporation (the "Predecessor Corporation New Preferred Stock"), at the effective time of the Merger, whereby each share of Predecessor Corporation New Preferred Stock issued and outstanding at the time of the Merger is to be converted into one share of New Preferred Stock of this Corporation. For all purposes of this Certificate of Designation, each share of New Preferred Stock of this Corporation issued in connection with the Merger shall be deemed to have been issued as of the date of issuance of the share of Predecessor Corporation New Preferred Stock for which it was converted in the Merger, and all dividends paid or accrued by the Predecessor Corporation in respect of each share of Predecessor Corporation New Preferred Stock shall be deemed to have been paid or accrued in respect of the share of New Preferred Stock for which it was converted. By way of further clarification, the rights of each share of New Preferred Stock, with respect to dividends (including the accumulation thereof) and liquidation preference, shall be the same as the Predecessor Corporation New Preferred Stock for which the New Preferred Stock was converted in the Merger.

                                                                     Exhibit 2.1

      b. The holders of the shares of New Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefore, cumulative dividends at the annual rate of 9.25% per annum (the "NP Dividend Rate") which shall accrue daily and shall be computed on the basis of a 365 day year or a 366 day year, as applicable, on the NP Base Amount (which, except as provided in paragraph 2(e) below, shall initially be and shall never be less than $1,000 per share, the "NP Base Amount") and no more (except as specifically provided below), in annual payments on each July 1 (each of such dates being a "NP Dividend Payment Date"), commencing with the first NP Dividend Payment Date following the date of issuance (the "Issuance Date") of shares of New Preferred Stock, payable as set forth hereinafter. If the NP Dividend Payment Date is not a Business Day (as defined herein), then such dividend shall be payable on the next succeeding Business Day. The dividend payable on the first NP Dividend Payment Date following an Issuance Date with respect to any issued and outstanding share of New Preferred Stock shall be the pro rata amount of the NP Dividend Rate based upon the number of days in the period from an Issuance Date to the first NP Dividend Payment Date following such Issuance Date (the "Dividend Period"). Dividends on the New Preferred Stock shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, that such date shall not be more than 60 days nor less than 10 days prior to the respective NP Dividend Payment Date. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not funds are legally available for the payment of dividends) from the first day of the Dividend Period as to which such dividend may be payable as herein provided. Accrued dividends which are not paid on an NP Dividend Payment Date shall be added to the NP Base Amount on that NP Dividend Payment Date. The NP Base Amount shall be reduced (but not below $1,000 per share) by the amount of cumulated dividends when such accumulated dividends shall have been paid.

      Business Day shall mean each day which is neither a Saturday, Sunday nor another day on which banking institutions in New York, New York or St. Louis, Missouri are legally authorized or required to close.

      c. Dividends on the New Preferred Stock shall be payable solely in cash.

      d. All dividends paid with respect to shares of New Preferred Stock pursuant to paragraphs (2)(a), 2(b) and (2)(c) shall be paid pro rata and in like manner to all holders entitled thereto.

      e. Unless full, cumulated dividends have been or contemporaneously are declared and paid on the New Preferred Stock through the most recent NP Dividend Payment Date, the Corporation shall not declare or pay on any shares of the Corporation's Common Stock any dividend, whether in cash, property or otherwise (other than solely in additional Common Stock), nor shall the Corporation make any distribution on any Common Stock or any warrants, rights or options exercisable for any Common Stock or set aside any assets for such purpose (other than solely in additional Common Stock), nor shall the Corporation purchase, redeem or otherwise acquire any Common Stock or any warrants, rights or options exercisable for any Common Stock (other than in exchange for additional Common Stock).

      f. Subject to the foregoing provisions of this paragraph 2, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any Common Stock or any warrants, rights or options exercisable for any Common Stock, and may purchase, redeem or otherwise acquire any Common Stock or any warrants, rights or options exercisable for any Common Stock and set aside assets for such purpose, and the holders of the shares of the New Preferred Stock shall not be entitled to share therein.

3. Liquidation Preference.

      a. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of New Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the NP Base Amount for each share of New Preferred Stock outstanding plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation (to the extent that such accrued but unpaid dividends are not included in the NP Base Amount), before any payment shall be made or any assets distributed to the holders of any of the Common Stock, and no more. Upon any liquidation, dissolution or winding up of the Corporation, the New

                                                                     Exhibit 2.1

Preferred Stockholders will be entitled to be paid after payment or provision of payment to the holders of any security having a preference over the New Preferred Stock with respect to liquidation preference. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the New Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of New Preferred Stock are entitled were paid in full.

      b. For the purposes of this paragraph 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation.

4. Voting Rights.

      a. In addition to the voting rights required by the General Corporation Law of the State of Delaware, each holder of New Preferred Stock shall be entitled to vote on all matters submitted to the holders of shares of Common Stock.

            i. Whenever the holders of shares of New Preferred Stock are entitled to vote on matters submitted to the holders of shares of Common Stock, all such shares shall be voted together with the Common Stock as a single class, and shall be entitled to the number of votes per share of New Preferred Stock derived from the following formula (rounded to the nearest 100th decimal point), where "x" is the number of votes per share of New Preferred Stock, "p" is the number of issued and outstanding shares of New Preferred Stock as of the related record date and "c" is the number of issued and outstanding shares of Common Stock as of the related record date:

                                   X = 2 (c+p)
                                       -------
                                          P

            ii. In any vote by the holders of the New Preferred Stock acting as a separate class, every holder of New Preferred Stock shall be entitled to one (1) vote for each share of New Preferred Stock held by such holder.

      b. So long as any shares of New Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote, or the written consent pursuant to Section 228 of the Delaware General Corporation Law (or any successor provision), of the holders of a majority of the outstanding shares of New Preferred Stock, voting separately as a class, (1) increase the authorized number of shares of New Preferred Stock or reclassify the shares of New Preferred Stock; (2) amend any provision of the Certificate of Incorporation or this Certificate or any other certificate that would affect adversely the preferences, rights or powers of the New Preferred Stock; (3) create, authorize or issue any securities ranking on a parity with, or senior to the New Preferred Stock with respect to the right to receive dividends and/or participate in any other distribution of assets; (4) reclassify any shares of Common Stock into securities ranking on a parity with, or senior to, the New Preferred Stock with respect to the right to receive dividends and/or participate in any distribution of assets other than by way of dividend (including any securities convertible into or exchangeable for options, warrants or other rights to acquire such parity or senior securities, respectively); or (5) issue any shares of preferred stock.

5. Redemption. Notwithstanding anything in this Certificate of Designations or the Certificate of Incorporation of the Corporation to the contrary, and without further action by the Board of Directors or otherwise, when and if shares of New Preferred Stock are redeemed, any outstanding shares of New Preferred Stock shall cease to be designated as New Preferred Stock and such shares shall automatically become authorized, unissued, and undesignated shares of Preferred Stock.

                            [signature page follows]

                                                                     Exhibit 2.1

      IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its authorized officer this 20th day of January 2006.

                                               AMERICAN RAILCAR INDUSTRIES, INC.

                                               By: /s/ James J. Unger
                                                   -----------------------------
                                                   James J. Unger, President and
                                                   Chief Executive Officer